PROSPECTUS SUPPLEMENT NO. 2 (To Prospectus dated June 15, 2006)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-134063
U.S. HELICOPTER CORPORATION
33,847,046 Shares of Common Stock
This prospectus supplement supplements the prospectus dated June 15, 2006, relating to the offer and sale by the selling stockholders identified in the prospectus of up to 33,847,046 shares of common stock of U.S. Helicopter Corporation (“U.S. Helicopter” or the “Company”).
On October 20, 2006, the Company and Cornell Capital Partners, LP (“Cornell Capital”) amended the terms of two warrant agreements (the “Warrants”) relating to the issuance of 1,250,000 shares of the Company’s common stock each. The Warrants contained exercise prices of $1.00 and $1.15, respectively. To induce Cornell Capital to make an additional investment in the Company via the cash exercise of the Warrants, the Company agreed to reduce the exercise price of each Warrant to $0.70 per share. On October 20, 2006, the Company issued a total of 2,500,000 shares of common stock in connection with a notice of exercise of the Warrants received from Cornell Capital on such date. In connection with this agreement, the Company also agreed to issue additional warrants within 30 days to purchase up to 500,000 shares of the Company’s common stock with the following exercise prices: $1.20 per share (as to 125,000 warrants); $1.35 per share (as to 125,000 warrants); $1.50 per share (as to 125,000 warrants); and $1.65 per share (as to 125,000 warrants).
This prospectus supplement should be read in conjunction with the prospectus dated June 15, 2006, and the prospectus supplement dated June 22, 2006, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the prospectus dated June 15, 2006 or the prospectus supplement dated June 22, 2006.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is October 25, 2006